Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES CONTINUED INFILL DRILLING SUCCESS, ACREAGE ADDITIONS AND PROVIDES AN OPERATIONAL UPDATE
Austin, TX — May 3, 2011 — Brigham Exploration Company (NASDAQ: BEXP) announced the successful completion of additional infill wells in the Williston Basin, including the Brad Olson 9-16 #3H and the Erickson 8-17 #3H, bringing the total number of infill wells completed by the company to date to four at an average early 24-hour peak rate of approximately 3,378 barrels of oil equivalent. To date, Brigham has completed 59 consecutive long lateral high frac stage wells in North Dakota at an average early 24-hour peak rate of approximately 2,860 barrels of oil equivalent. Brigham also announced that it has completed two acreage transactions and has grown its Williston Basin acreage position to approximately 371,200 net acres. As a result of the acreage transactions and the positive results of the Johnson 30-19 #1H well in Montana, Brigham’s core acreage position has grown 6% to approximately 217,900 net acres. Brigham also provided an update on its drilling and completion activities in the Williston Basin.
Infill Well Success
Brigham announced the successful completion of the Brad Olson 9-16 #3H and the Erickson 8-17 #3H, both of which are located in Brigham’s Rough Rider project area in Williams County, North Dakota. The Brad Olson 9-16 #3H is the third well completed in the spacing unit, and is located, on average, approximately 1,390 feet from the Brad Olson 9-16 #2H, which was completed in November 2010. Based on production to date, all three wells in the Brad Olson spacing unit are performing comparably. The Erickson 8-17 #3H is the second well completed in the spacing unit, and is located, on average, approximately 1,790 feet from the Erickson 8-17 #1H. Similar to the Brad Olson wells, no interference was noted in the early production performance of the two wells. Overall, infill drilling results continue to support Brigham’s view that at least four wells should be completed per spacing unit per producing horizon in the Williston Basin.
Williston Basin Acreage Acquisitions
Brigham has completed two acreage transactions during 2011, and currently has approximately 371,200 net acres in the Williston Basin. The majority of the acreage additions are located in McKenzie County, North Dakota and Richland County, Montana. In total, Brigham now believes that is has 217,900 net core de-risked acres, which reflects the aforementioned acreage transactions and the acreage added to the core de-risked position in Montana based on the success of its Johnson 30-19 #1H well announced last month. Brigham now believes that its remaining core de-risked drilling inventory is comprised of 763 net locations, which represents a 5% increase from year-end.

Williston Basin Operated Drilling and Completion Update
Brigham’s accelerated development of its acreage in North Dakota and Montana is proceeding with four operated rigs drilling in Rough Rider, two operated rigs drilling in Ross and one operated rig drilling in Montana. Brigham’s eighth dedicated operated rig is expected to arrive this month and is anticipated to drill wells in Rough Rider.
In North Dakota, Brigham is currently drilling two Three Forks wells, one in its Rough Rider project area in Williams County and the other in its Ross project area in Mountrail County. Two additional Three Forks wells are anticipated to spud in Rough Rider by mid-summer, both of which are in McKenzie County.
In Montana, Brigham recently completed drilling operations on the Gobbs 17-8 #1H, which is located in Roosevelt County, and will drill two consecutive additional wells in Montana, one of which is located in Roosevelt County and the other in Richland County.
Brigham currently has three wells flowing back, three wells fracing, two of which are being simultaneously fracture stimulated, and 15 wells waiting on completion. One of the wells currently flowing back is the Voss 21-11H, which is located in Richland County, Montana.
Brigham has added its additional fracture stimulation capacity and is now running two fully dedicated frac crews focused on completing Brigham operated horizontal wells in the basin. Brigham estimates that it will be capable of fracture stimulating and bringing on line to production a minimum of eight wells per month due to the efficiencies gained by simultaneous fracture stimulations.
Management Comments
Bud Brigham, the Chairman, President and CEO, commented, “Despite the record winter weather conditions experienced in the Williston Basin, the first quarter 2011 was decidedly positive. During the quarter we completed a new record Bakken well in North Dakota with our Sorenson 29-32 #2H, and our Johnson 30-19 #1H well was a record Bakken well in Montana. Further, the production performance of our density wells continues to support our view that we should be able to drill at least four wells per spacing unit for each producing horizon, and in March, for the first time in our history, our Williston Basin production exceeded an average daily rate of 10,000 barrels of equivalent.”
Bud Brigham continued, “Looking ahead to the second quarter and the remainder of 2011, we are very excited to further delineate the Three Forks economics in our Rough Rider project area. In addition to our successful Rough Rider Three Forks well drilled in 2010, other operators have had recent successful Three Forks completions in the area, so we’re very excited about the next three Three Forks wells we’re drilling and completing in Rough Rider over the next several quarters. Activity is also accelerating in Montana, and by this summer we expect to complete six additional Brigham operated wells. Successful well results in both of these areas would substantially add to our core de-risked drilling inventory.”

Bud Brigham concluded, “We are excited about the recent addition of pressure pumping capacity, which takes us up to two fully dedicated crews running in the basin. The combination of increasing to two fully dedicated crews while also beginning to implement our efficiency initiatives in the field is beginning to accelerate our completions as we are currently in the process of fracing three wells that should positively impact our second quarter 2011 production volumes. We’re also pleased with our continued success in obtaining additional high quality acreage in the basin and the associated continued expansion of our core de-risked inventory. Finally, despite an increase in drilling and completion costs to approximately $8.9 million per 30 frac stage well, the continued strength in crude pricing results in a strong estimated net present value per well of approximately $12.3 million, utilizing a 10% discount rate assuming recent strip pricing and a 600,000 barrel of equivalent estimated ultimate recovery.”
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston Basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Director of Finance & Investor Relations (512) 427-3300